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Fusion, Explorer, Escape Lead Ford’s Best July Results in Eight Years; F-Series and Lincoln Also Post Gains

•	Ford Motor Company U.S. July sales increased 10 percent with 212,236 vehicles sold for best July performance in eight years

•	Ford Fusion posted a record July sales month with 23,942 cars sold, up 17 percent

•	Ford Explorer sales increased 32 percent; Ford Escape posted best July with a 19 percent sales increase

•	Ford F-Series again topped 60,000-vehicle mark, up 5 percent

•	Lincoln sales increased 14 percent on building MKC stock

DEARBORN, Mich., Aug. 1, 2014 – Ford Motor Company U.S. sales of 212,236 vehicles increased 10 percent over a year ago for the best July in eight years. Retail sales of 162,028 vehicles are up 7 percent.

“July proved to be a very good month for Ford and Lincoln with positive gains across the board in all the major segments,” said John Felice, Ford vice president, U.S. Marketing, Sales and Service. “Escape and Fusion were big contributors to our sales increases, with both setting July sales records. F-Series again topped the 60,000-vehicle sales mark and we’re seeing great initial demand for our launch vehicles, such as the Transit Connect, Transit Connect Wagon and the Lincoln MKC as availability builds.”

Ford Fusion set an all-time monthly sales record in July with 23,942 cars sold, a gain of 17 percent. The West region of the United States continues to drive Fusion sales higher, with a 24 percent retail increase relative to a 22 percent increase nationally.

Ford Explorer sales are up 32 percent with 16,797 vehicles sold, for the vehicle’s best July since 2005. Ford Escape sales are up 19 percent, setting an all-time performance record for July.

Ford F-Series sales are up 5 percent with 63,240 trucks sold, a number achieved with the lowest incentives of the three largest pickup truck manufacturers.

Lincoln sales of 7,863 vehicles are up 14 percent, giving the brand its best July result in six years. Stock for Lincoln MKC is expanding and momentum is building, with 1,534 vehicles sold in July.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 186,000 employees and 65 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.